Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We consent to (i) the inclusion in this Annual Report on Form 10-K of Talos Energy Inc. (the "Form 10-K") of our reports dated February 11, 2021, and February 6, 2020, containing information relating to Talos Energy Inc.'s estimated reserves as of December 31, 2020 and 2019, respectively, and (ii) all references to our firm in the Form 10-K and to the incorporation by reference of said reports in the Registration Statement on Form S-8 of Talos Energy Inc. (File No. 333-225058), Registration Statement on Form S-3 (File No. 333-231925) and Registration Statement on Form S-3 (File No. 333-248754).

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Danny D. Simmons
Danny D. Simmons, P.E.
President and Chief Operating Officer

Houston, Texas

March 10, 2021